FOR IMMEDIATE RELEASE

 KINETIKS.COM, INC. AND eLINEAR CORPORATION ANNOUNCE MERGER


Kinetiks.com, Inc. (OTCBB: KNET), a fully reporting company, announced today that its wholly-owned subsidiary has acquired Imagenuity, Inc., headquartered in Denver, Colorado under a definitive merger agreement. The transaction is scheduled to close prior to November 1, 1999 and is contingent on the completion of a private placement of $1,000,000.

Imagenuity, which recently has operated under the name eLinear, is a full-service Internet consulting company that focuses on developing business to business e-commerce solutions. This proprietary software enables its clients to connect with their suppliers, vendors, and employees through the Internet and maximize their company's "Return on Internet Investment" or ROII. Shawn Warn of IBM Printing Systems, noted that by using eLinear's WebCAS application, "we've realized phenomenal cost savings and increased our speed to market by combining thousands of web pages and multiple content editors into one standardized solution."

eLinear anticipates the completion of its independently audited financial statements within 45 days. Based on revenue recorded during the first nine months, the company is projecting revenue in excess of $1,000,000 with significant profitability. During the past nine months, a substantial portion of its revenues have been attributable to contracts with IBM.

Jon Ludwig, President and CEO of Imagenuity, Inc., stated, "we are very excited about this merger. By joining the public marketplace we have access and exposure to the financial markets, and a vehicle to acquire additional
Internet based companies.   Given our ability to be
profitable, we look forward to increasing our rate of growth as well as continued profitability for our public shareholders."

The company has offices in Denver, Colorado and Orlando, Florida.

Certain statements in this release are forward-looking statements, such as statements relating to future revenue, operating results, and financing sources. Such forward-looking statements involve a number of risks and accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to competition, leverage and debt services, financing and refinancing efforts, and general economic conditions.



CONTACT:  Steve Goodman
          303 228-1650